Exhibit 99.1

Atlantic BancGroup, Inc. announces second quarter 2010 results.

JACKSONVILLE BEACH, FLORIDA, August 17, 2010

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announced today its second quarter 2010 results.

Consolidated income totaled $282,000 for the quarter ended June 30, 2010, which compares with net income of $65,000 for the same period of 2009.  Net interest income before provision for loan losses increased $449,000, or 26.5%, to $2,143,000 during the second quarter of 2010 as compared to $1,694,000 for the same period in 2009.  The net income per basic and diluted share for the quarter ended June 30, 2010, was $0.23 compared with net income per basic and diluted share of $0.05 for the same period in 2009.  Consolidated total assets at June 30, 2010, were $274.2 million, a decrease of 9.5% over June 30, 2009.  Consolidated deposits decreased 8.4% and consolidated net loans fell 8.8% over the same period of 2009, with consolidated deposits at $246.1 million and consolidated net loans at $185.9 million at June 30, 2010.

We reported consolidated net income during the second quarter of 2010 after three consecutive quarters of losses stemming from severe declines in real estate values, high unemployment, business failures, and residential foreclosures in our market areas and throughout Florida and the U.S.  Despite the economic conditions that negatively affected our earnings and impacted the credit quality of our loan portfolio in prior quarters, we posted improvements in our net interest margin and core earnings in the second quarter of 2010 after absorbing $180,000 in additional FDIC deposit insurance assessments.  Professional, legal, and audit fees were higher by $137,000, with most of the increase attributable to merger-related costs.

We continue to aggressively manage our past due loans and non-performing assets.  On a positive note, we liquidated one of our larger troubled assets at the end of the second quarter of 2010.  Also, our largest nonperforming real estate project had the remaining two condo units under contract at June 30, 2010, one of which closed in August 2010.  As we progress through 2010, we will continue to closely monitor our non-performing assets.

The cornerstone of our strategic plans to rebuild our capital was announced during the second quarter of 2010.  On May 10, 2010, Jacksonville Bancorp, Inc. ("JAXB"), the bank holding company for The Jacksonville Bank, and Atlantic announced the signing of a definitive merger agreement providing for the merger of Atlantic into JAXB.  The merger agreement also contemplates the consolidation of Oceanside into The Jacksonville Bank.  Additionally, JAXB announced the signing of a stock purchase agreement with four private investors led by CapGen Capital Group IV LP ("CapGen") providing for $30 million in new capital through the sale of newly issued shares of JAXB common stock subject to completion of the mergers.  The transactions have been approved by the Boards of Directors of each company and are subject to regulatory approval, shareholders' approvals, and other customary conditions.  JAXB and Atlantic expect to close the transaction in early-fourth quarter of 2010.

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Capital Market, symbol ATBC.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Atlantic BancGroup, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Atlantic BancGroup, Inc.’s financial performance and could cause actual results for fiscal 2010 and beyond to differ materially from those expressed or implied in such forward-looking statements. Atlantic BancGroup, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
On July 30, 2010, JAXB filed a Registration Statement on Form S-4, which contained a Proxy Statement of Atlantic’s, and both companies will file other relevant documents concerning the merger with the SEC. Atlantic will mail the Proxy Statement/Prospectus to its shareholders.
STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, you may also obtain these documents, free of charge, from Atlantic by contacting David L. Young, Chief Financial Officer, Atlantic BancGroup, Inc. 1315 South Third Street, Jacksonville Beach, Florida 32250, (904) 247-9494 or from Valerie A. Kendall, Chief Financial Officer, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202, (904) 421-3040.

This press release does not constitute an offer to buy, or a solicitation to sell, shares of any security or the solicitation of any proxies from shareholders of Atlantic.

PARTICIPANTS IN THIS TRANSACTION
Atlantic and JAXB and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Atlantic’s shareholders in connection with this transaction. Information about the directors and executive officers of Atlantic and JAXB and information about the other persons who may be deemed participants in this transaction will be included in the Proxy Statement/Prospectus. You can find information about Atlantic’s directors and executive officers in Atlantic’s Form 10-K filed with the SEC on April 15, 2010. You can find information about JAXB’s directors and executive officers in JAXB’s definitive proxy statement filed with the SEC on March 29, 2010. You can obtain free copies of these documents from Atlantic or from JAXB using the contact information above.